[JARDEN CORPORATION LOGO OMITTED]

                                       FOR:  Jarden Corporation

                                   CONTACT:  Martin E. Franklin
                                             Chairman and
                                             Chief Executive Officer
                                             Jarden Corporation
                                             914-967-9400

                                             Investor Relations:
                                             Cara O'Brien/Melissa Myron
                                             Press: Evan Goetz/Jennifer McCullam
                                             Financial Dynamics
FOR IMMEDIATE RELEASE                        212-850-5600
---------------------


             JARDEN REPORTS FOURTH QUARTER AND 2003 YEAR END RESULTS


         RYE, NY - FEBRUARY 12, 2004 - JARDEN CORPORATION (NYSE:JAH) today reported its financial results for the fourth quarter and year ended December 31, 2003.

         For the fourth quarter of 2003, net sales increased 82% to $191.4 million compared to $104.9 million for the same quarter last year. Fourth quarter net income increased 59% to $15.6 million, or $0.57 per diluted share, excluding a non-cash restricted stock charge and related tax benefit, compared to net income in the same quarter last year of $9.8 million, or $0.44 per diluted share, which excludes a tax charge of $0.5 million relating to a valuation allowance that was recorded. On a reported basis, net income for the fourth quarter of 2003 was $2.3 million, or $0.09 per diluted share and net income for the fourth quarter of 2002 was $9.3 million, or $0.42 per diluted share. Current year amounts include the contribution from Lehigh Consumer Products Corporation and the operations of the former Diamond Brands business, which were acquired in September 2003 and February 2003, respectively. All per share amounts reflect the 3-for-2 stock split that became effective during November 2003.

         Martin E. Franklin, Chairman and Chief Executive Officer, commented, "Our businesses continued their momentum during the fourth quarter to post across the board strong results, particularly in the consumer solutions and branded consumables segments. In its seasonally strongest quarter, consumer solutions performed well throughout the holiday season and posted a 25% increase in revenue over the same period last year. Approximately 10% of this increase was driven by organic growth in FoodSaver(R) sales with the balance being from VillaWare(R)


                                    --more--
branded sales. Branded consumables sales were driven by a number of our new sales and marketing initiatives, including the launch of White River Farms(R) branded cookie mixes-in-a-jar on a popular televised shopping channel and a number of new product initiatives with new and existing customers. These strong sales translated into record fourth quarter operating profits and EPS, excluding the net effect of the non-cash restricted stock charge."

         For the year ended December 31, 2003, net sales increased 60% to $587.4 million, compared with $367.1 million in 2002. Net income in 2003 increased 41% to $45.1 million, or $1.91 per diluted share, excluding a non-cash restricted stock charge and related tax benefit, compared to net income in 2002 of $31.9 million, or $1.48 per diluted share, which excludes a tax benefit resulting from the net release of a $4.4 million valuation allowance that had previously been established. On a reported basis, net income for 2003 was $31.8 million, or $1.35 per diluted share and net income for 2002 was $36.3 million, or $1.68 per diluted share. Current year amounts include the results of Lehigh, the results of operations from the former Diamond Brands business and the results of Tilia, which were acquired in September 2003, February 2003 and April 2002, respectively.

         Mr. Franklin continued, "2003 was another great year for the Jarden portfolio of businesses, as evidenced by our 60% sales growth and strong bottom line results. We are proud of a number of behind-the-scenes initatives we were able to complete, including acquisition integration, systems upgrades and new product and marketing programs, which were an integral part of our success in 2003. In addition, our growth was fueled not only by acquisitions, but also organically, most notably at our consumer solutions business where we grew the top line over 10% on a comparable basis to 2002. The consumable bags and accessories component of the FoodSaver(R) business continued to increase, highlighting the recurring use of the FoodSaver(R) home vacuum packaging machines once installed in consumers' homes."

         Mr. Franklin concluded, "We have entered 2004 with all our segments in a position to grow organically while maintaining our historical EBITDA margin expectations. With over $125 million of cash on the balance sheet at the end of the year, we continue to actively pursue acquisition opportunities that would further add to EPS growth in 2004."

         The Company will be holding a conference call at 9:45 AM (Eastern) today, February 12, 2004, to further discuss its results and respond to questions. The call will be accessible via a webcast through the Company's website at www.jarden.com.

         Jarden Corporation is a leading provider of niche consumer products used in and around the home, under well-known brand names including Ball(R), Bernardin(R), Crawford(R), Diamond(R), FoodSaver(R), Forster(R), Kerr(R),




                                    --more--

Lehigh(R), Leslie-Locke(R) and VillaWare(R). In North America, Jarden is the market leader in several consumer categories, including home canning, home vacuum packaging, kitchen matches, branded retail plastic cutlery, toothpicks and rope, cord and twine. Jarden also manufactures zinc strip and a wide array of plastic products for third party consumer product and medical companies, as well as its own businesses.

Note: This news release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Jarden's markets and the demand for its products. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company's periodic and other reports filed with the Securities and Exchange Commission.

























                                    --more--

JARDEN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

                                                               Three Months Ended                    Year Ended
                                                         -------------------------------   -------------------------------
                                                          December 31,     December 31,     December 31,     December 31,
                                                              2003             2002             2003             2002
                                                         --------------   --------------   --------------   --------------
Net sales                                                   $191,393         $104,912         $587,381         $367,104
Costs and expenses:
  Cost of sales                                              120,125           57,395          362,379          216,629
  Selling, general and administrative expenses                39,606           27,882          131,719           85,366
  Non-cash restricted stock charge                            21,833                -           21,833                -
                                                            --------         --------         --------         --------
Operating earnings                                             9,829           19,635           71,450           65,109
Interest expense, net                                          5,883            3,808           19,184           12,611
                                                            --------         --------         --------         --------
Income before taxes                                            3,946           15,827           52,266           52,498
Income tax provision                                           1,597            6,529           20,488           16,189
                                                            --------         --------         --------         --------
Net income                                                  $  2,349         $  9,298         $ 31,778         $ 36,309
                                                            ========         ========         ========         ========

Basic earnings per share                                    $   0.09         $   0.44         $   1.40         $   1.74
Diluted earnings per share                                  $   0.09         $   0.42         $   1.35         $   1.68
Weighted average shares outstanding:
  Basic                                                       26,505           21,283           22,663           20,910
  Diluted                                                     27,514           22,123           23,531           21,588

Reconciliations of Non-GAAP Measurements:
-----------------------------------------
  Net income                                                $  2,349         $  9,298         $ 31,778         $ 36,309
  Income tax provision                                         1,597            6,529           20,488           16,189
  Interest expense                                             5,883            3,808           19,184           12,611
  Depreciation and amortization                                3,554            2,751           15,045           10,001
                                                            --------         --------         --------         --------
Earnings before interest, taxes, depreciation and
amortization (EBITDA)                                         13,383           22,386           86,495           75,110
   Add back: non-cash restricted stock charge                 21,833                -           21,833                -
                                                            --------         --------         --------         --------
Adjusted EBITDA (EBITDA, excluding non-cash
     restricted stock charge)                               $ 35,216         $ 22,386         $108,328         $ 75,110
                                                            ========         ========         ========         ========

Operating earnings                                          $  9,829         $ 19,635         $ 71,450         $ 65,109
Add back: non-cash restricted stock charge                    21,833                -           21,833                -
                                                            --------         --------         --------         --------
Operating earnings, excluding non-cash restricted
     stock charge                                             31,662           19,635           93,283           65,109
Interest expense, net                                          5,883            3,808           19,184           12,611
                                                            --------         --------         --------         --------
Income before taxes, excluding non-cash restricted
     stock charge                                             25,779           15,827           74,099           52,498
Income tax provision, excluding tax benefit of
     non-cash restricted stock charge and net release
     of tax valuation allowance                               10,154            6,029           29,047           20,584
                                                            --------         --------         --------         --------
Net income, excluding non-cash restricted stock
     charge and related tax benefit and net release
     of tax valuation allowance                             $ 15,625         $  9,798         $ 45,052         $ 31,914
                                                            ========         ========         ========         ========
Diluted earnings per share, excluding non-cash
     restricted stock charge and related tax benefit
     and net release of tax valuation allowance             $   0.57         $   0.44         $   1.91         $   1.48



                                    --more--

JARDEN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)

Notes:
------

Note 1: Certain prior year amounts in the financial statements have been reclassified to conform to the 2003 presentation. These reclassifications have no impact on previously reported net income.

Note 2: All earnings per share and share amounts have been adjusted to give effect to a 3-for-2 split of the Company's outstanding shares of common stock that was effected during the fourth quarter of 2003.

Note 3: This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a Company's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statement of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

EBITDA, a non-GAAP financial measure, is presented in this press release because the Company's credit facility and senior subordinated notes contain financial and other covenants which are based on or refer to the Company's EBITDA. Additionally, EBITDA is a basis upon which our management assesses financial performance and we believe it is frequently used by securities analysts, investors and other interested parties in measuring the operating performance and creditworthiness of companies with comparable market capitalization to the Company, many of which present EBITDA when reporting their results. Furthermore, EBITDA is one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. EBITDA is widely used by the Company to evaluate potential acquisition candidates. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. Because of these limitations, EBITDA should not be considered a primary measure of the Company's performance and should be reviewed in conjunction with, and not as a substitute for, financial measurements prepared in accordance with GAAP that are presented in this earnings release.

Note 4: Adjusted EBITDA and diluted earnings per share, excluding non-cash restricted stock charge and net release of tax valuation allowance, are both non-GAAP financial measures and they are presented in this press release because they are a basis upon which our management has assessed its financial performance in the years presented. Additionally, the Company's credit agreement has provided for the non-cash restricted stock charge to be excluded in calculations used for determining whether the Company is in compliance with certain credit agreement covenants. These calculations are measures of the Company's performance that are not required by, or presented in accordance with, GAAP. As such they should not be considered as an alternative to net income or diluted earnings per share in accordance with GAAP.







                                    --more--

JARDEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

                                                             December 31,    December 31,
                                                                 2003            2002
                                                             ------------    ------------
ASSETS
Current assets
  Cash and cash equivalents                                    $125,400        $ 56,779
  Accounts receivable, net                                       92,777          40,470
  Inventories, net                                              105,573          59,463
  Other current assets                                           23,369          16,018
                                                               --------        --------
    Total current assets                                        347,119         172,730
                                                               --------        --------
Non-current assets
  Property, plant and equipment, net                             79,119          45,237
  Intangibles, net                                              315,826         134,060
  Other assets                                                   17,610          14,738
                                                               --------        --------
    Total assets                                               $759,674        $366,765
                                                               ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term debt and current portion of long-term debt        $ 17,512        $ 16,117
  Accounts payable                                               34,211          18,466
  Other current liabilities                                      53,357          36,590
                                                               --------        --------
    Total current liabilities                                   105,080          71,173
                                                               --------        --------
Non-current liabilities
  Long-term debt                                                369,870         200,838
  Other non-current liabilities                                  34,819          17,990
                                                               --------        --------
    Total non-current liabilities                               404,689         218,828
                                                               --------        --------
Stockholders' equity                                            249,905          76,764
                                                               --------        --------
Total liabilities and stockholders' equity                     $759,674        $366,765
                                                               ========        ========





                                    --more--

JARDEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

                                                                                 Twelve Months Ended
                                                                          ----------------------------------
                                                                           December 31,        December 31,
                                                                               2003                2002
                                                                          --------------      --------------
Cash flows from operating activities
    Net income                                                               $  31,778           $  36,309
    Reconciliation of net income to net cash provided by
        operating activities:
        Depreciation and amortization                                           15,045              10,001
        Other non-cash items                                                    31,134              13,539
    Changes in working capital components (including tax refunds of
        $444 and $38,578 in 2003 and 2002, respectively)                        (4,159)              9,702
                                                                             ---------           ---------
           Net cash provided by operating activities                            73,798              69,551
                                                                             ---------           ---------

Cash flows from financing activities
     Proceeds from revolving credit borrowings                                  78,000              25,200
     Payments on revolving credit borrowings                                   (78,000)            (34,600)
     Proceeds from bond issuance                                                31,950             147,654
     Proceeds from issuance of senior long-term debt                           160,000              50,000
     Payments on long-term debt                                                 (7,941)            (77,975)
     Payments on seller note                                                   (10,000)                  -
     Proceeds from issuance of common stock, net of underwriting
       fees and related expenses                                               112,258                   -
     Debt issue costs                                                           (5,913)             (7,467)
     Other                                                                       4,442               8,734
                                                                             ---------           ---------
           Net cash provided by financing activities                           284,796             111,546
                                                                             ---------           ---------

Cash flows from investing activities
    Additions to property, plant and equipment                                 (12,822)             (9,277)
    Acquisition of businesses, net of cash acquired                           (277,259)           (121,065)
    Other                                                                          108                (352)
                                                                             ---------           ---------
          Net cash used in investing activities                               (289,973)           (130,694)
                                                                             ---------           ---------
Net increase in cash                                                            68,621              50,403
Cash and cash equivalents, beginning of period                                  56,779               6,376
                                                                             ---------           ---------
Cash and cash equivalents, end of period                                     $ 125,400           $  56,779
                                                                             =========           =========




                                    --more--

JARDEN CORPORATION
NET SALES AND OPERATING PROFIT BY SEGMENT
(in thousands)

                                                   Three Months Ended                          Year Ended
                                            ---------------------------------      ---------------------------------
                                             December 31,       December 31,        December 31,       December 31,
                                                 2003               2002                2003               2002
                                            --------------     --------------      --------------     --------------

Net sales:
   Branded consumables                        $  75,895           $  12,542           $ 257,869           $ 111,240
   Consumer solutions                            85,124              67,872             215,847             145,316
   Plastic consumables                           28,688              16,460             109,056              70,578
   Other                                         13,089               8,316              42,802              41,034
   Intercompany                                 (11,403)               (278)            (38,193)             (1,064)
                                              ---------           ---------           ---------           ---------
           Total net sales                    $ 191,393           $ 104,912           $ 587,381           $ 367,104
                                              =========           =========           =========           =========

Operating profit (loss):
   Branded consumables                        $   7,131           $    (915)          $  36,521           $  17,984
   Consumer solutions                            19,867              17,711              42,550              31,672
   Plastic consumables                            2,877               2,444               9,551               9,088
   Other                                          1,416                 401               5,531               6,366
   Intercompany                                     371                  (6)               (870)                 (1)
   Unallocated corporate expense (1)            (21,833)                 --             (21,833)                 --
                                              ---------           ---------           ---------           ---------
           Total operating earnings           $   9,829           $  19,635           $  71,450           $  65,109
                                              =========           =========           =========           =========



(1) Unallocated corporate expense is comprised of the non-cash restricted stock charge.















                                      ###